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                                  EXHIBIT 11

                              AST RESEARCH, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                       For the Years Ended July 2, 1994,
                        July 3, 1993 and June 27, 1992


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- -------------------------------------------------------------------------------------
(In thousands, except per share amounts)               1994      1993      1992
                                                    (Restated)
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

Primary earnings (loss) per share
- ---------------------------------

Shares used in computing primary earnings (loss)
 per share:
 Weighted average shares of common stock
  outstanding                                         31,921    31,289    30,622
 Effect of stock options treated as equivalents
  under the treasury stock method                        627         -     1,136
                                                     -------  --------   -------

     Weighted average common and common equivalent
      shares outstanding                              32,548    31,289    31,758
                                                     -------  --------   -------

Net income (loss)                                    $31,309  $(53,738)  $68,504
                                                     =======  ========   =======

Earnings (loss) per share - primary                  $  0.96  $  (1.72)  $  2.16
                                                     =======  ========   =======

Fully diluted earnings (loss) per share
- ---------------------------------------

Shares used in computing fully diluted earnings
 (loss) per share:
 Weighted average shares of common stock
  outstanding                                         31,921    31,289    30,622
 Effect of stock options treated as equivalents
  under the treasury stock method                        685         -     1,152
 Shares assumed issued on conversion of
  Liquid Yield Option Notes                            2,260         -         -
                                                     -------  --------   -------
   Total fully diluted shares outstanding             34,866    31,289    31,774
                                                     -------  --------   -------

Net income (loss) - fully diluted earnings per
 share:
 Net income (loss) - primary earnings per share      $31,309  $(53,738)  $68,504
 Adjustment for interest on LYONs, net of tax          1,950         -         -
                                                     -------  --------   -------

 Adjusted net income (loss) - fully diluted
  earnings per share                                 $33,259  $(53,738)  $68,504
                                                     =======  ========   =======

Earnings (loss) per share - fully diluted              $0.95  $  (1.72)  $  2.16
                                                     =======  ========   =======
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